Exhibit 99.1

A Message to Our Stockholders

Dear Shareholders:

For the quarter ending March 31, 2010, First Guaranty Bank recorded net income of $2.6 million with net income available to common shareholders of $2.3 million. This compares favorably to net income for the same period in 2009 of $1.1 million. The earnings per share to common shareholders for the first quarter of 2010 were $0.40 per share compared to $0.19 per share for the first quarter of 2009. In addition to the earnings, $679,000 was added though the provision for loan losses. The allowance for loan losses for the first quarter of 2010 totaled $8.3 million compared to $6.4 million as of March 31, 2009.

Common stock equity as of March 31, 2010 equaled $77.4 million compared to $63.5 million as of March 31, 2009. The book value per share of common stock as of March 31, 2010 was $13.91 as compared to a book value per share as of March 31, 2009 of $11.43. This constitutes an increase of $2.48 per share.

The increase in earnings is as a result of strategies developed by our board of directors and implemented by management resulting in increased loans and loan income, decreased cost of funds, and increased gains from the sale of securities while at the same time controlling costs and expenses.

Thank you for your investment in First Guaranty Bancshares, Inc. and for your continued support. If you have any questions about our financial position or any of the information presented in this report, please contact me directly at (985) 375-0350.

Sincerely,

/s/ Alton B. Lewis

Alton B. Lewis
Chief Executive Officer
First Guaranty Bancshares, Inc.

Statements of Condition
(in thousands, except share data)

	March 31,
	2010	2009
	(unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$16,403	$18,040
Interest-earning demand deposits with banks	17,168	45,230
Federal funds sold	32,181	50,533
Cash and cash equivalents	65,752	113,803

Interest-earning time deposits with banks	-	18,766

Investment securities:
Available for sale, at fair value	247,275	235,816
Held to maturity, at cost (estimated fair value of $12,462 and $20,272, respectively)	12,247	20,159
Investment securities	259,522	255,975

Federal Home Loan Bank stock, at cost	2,785	946
Loans held for sale	264	56

Loans, net of unearned income	602,637	591,473
Less: allowance for loan losses	8,268	6,444
Net loans	594,369	585,029

Premises and equipment, net	16,976	16,077
Goodwill	1,999	1,980
Intangible assets, net	1,839	2,007
Other real estate, net	1,417	720
Accrued interest receivable	6,626	5,390
Other assets	8,318	7,871
Total Assets	$959,867	$1,008,620

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$122,957	$118,008
Interest-bearing demand	202,754	247,042
Savings	41,607	42,873
Time	460,139	503,899
Total deposits	827,457	911,822

Short-term borrowings	9,665	18,482
Accrued interest payable	3,024	4,226
Long-term borrowings	17,508	5,871
Other liabilities	4,035	4,695
Total Liabilities	861,689	945,096

Stockholders’ Equity
Preferred stock:
Series A - $1,000 par value - authorized 5, 000 shares; issued and outstanding 2,069.9 shares	19,686	-
Series B - $1,000 par value - authorized 5, 000 shares; issued and outstanding 103 shares	1,134	-
Common stock:
$1 par value - authorized 100,600,000 shares; issued and outstanding 5,559,644 shares	5,560	5,560
Surplus	26,459	26,459
Retained earnings	41,430	36,808
Accumulated other comprehensive income (loss)	3,909	(5,303)
Total Stockholders’ Equity	98,178	63,524
Total Liabilities and Stockholders’ Equity	$959,867	$1,008,620

Statements of Income
(in thousands, except share, per share data and percentages)

	For the Periods Ended March 31,
	2010	2009
	(unaudited)
Interest Income:
Loans (including fees)	$8,804	$8,657
Loans held for sale	1	1
Deposits with other banks	9	225
Securities (including FHLB stock)	3,419	2,074
Federal funds sold	2	17
Total Interest Income	12,235	10,974

Interest Expense:
Demand deposits	201	319
Savings deposits	10	41
Time deposits	2,718	3,592
Borrowings	41	62
Total Interest Expense	2,970	4,014

Net Interest Income	9,265	6,960
Provision for loan losses	679	648
Net Interest Income after Provision for Loan Losses	8,586	6,312

Noninterest Income:
Service charges, commissions and fees	983	980
Net gains on sale of securities	261	-
Net gains on sale of loans	59	79
Other	339	278
Total Noninterest Income	1,642	1,337

Noninterest Expense:
Salaries and employee benefits	2,898	2,826
Occupancy and equipment expense	752	683
Regulatory assessment expense	64	110
Net cost of other real estate and repossessions	356	401
Other	2,186	1,987
Total Noninterest Expense	6,256	6,007

Income Before Income Taxes	3,972	1,642
Provision for income taxes	1,389	570
Net Income	2,583	1,072
Preferred stock dividends	(333)	-
Income Available to Common Shareholders	$2,250	$1,072

Per Common Share:
Earnings	$0.40	$0.19
Cash dividends paid	$0.16	$0.16
Book Value	$13.91	$11.43

Average Common Shares Outstanding	5,559,644	5,559,644

Return on Average Assets	1.10%	0.46%
Return on Average Common Equity	13.77%	6.52%

Banking Center Locations

Full-Service Banking Centers	Service24 ATM Locations

South Louisiana	South Louisiana
Abbeville Banking Center	Abbeville
Amite Banking Center	799 West Summers Drive
Denham Springs	Amite
Banking Center	100 East Oak Street
Hammond Banking Centers:	1014 West Oak Street
First Guaranty Square	Denham Springs
Guaranty West	2231 South Range Avenue
Independence Banking Center	Hammond
Jennings Banking Center	1201 West University Avenue
Kentwood Banking Center	14145 West University Avenue
Ponchatoula Banking Centers:	2111West Thomas Street
Ponchatoula	400 East Thomas Street
Berryland	North Oaks Medical Center
Walker Banking Center	North Oaks Rehabilitation Center
Independence
North Louisiana	455 West Railroad Ave.
Benton Banking Center	Lallie Kemp Hospital
Dubach Banking Center	Jennings
Haynesville Banking Center	500 North Cary
Homer Banking Center	Kentwood
Oil City Banking Center	708 Avenue G
Vivian Banking Center	Loranger
19518 Hwy 40
Ponchatoula
105 Berryland
170 West Hickory Street
Robert
22628 Highway 190
Walker
29815 Walker Rd. S

North Louisiana
Benton
189 Burt Boulevard
Dubach
117 East Hico Street
Haynesville
10065 Highway 79
Homer
401 North 2nd Street
Homer Memorial Hospital
Oil City
126 South Highway 1
Vivian
102 East Louisiana Avenue